Plumas Bancorp Reports First Quarter Earnings

QUINCY, CA -- (Marketwire - April 25, 2012) - Plumas Bancorp (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced first quarter 2012 earnings of $224 thousand. This compares to $223 thousand during the first quarter of 2011.

Net income allocable to common shareholders increased to $53 thousand or $0.01 per share during the three months ended March 31, 2012 compared to $52 thousand or $0.01 per share during the comparable three month period in 2011. (Income allocable to common shareholders is calculated by subtracting dividends and discount amortized on preferred stock from net income.)

Financial Highlights

Three months ended March 31, 2012 compared to March 31, 2011

  Income before provision for taxes increased by $91 thousand or 35% to $350 thousand.
  The provision for loan losses decreased by $1.1 million to $600 thousand.
  The average rate paid on interest bearing deposits decreased by 30 basis points or 46%, from 0.65% during the three months ended March 31, 2011 to 0.35% during the current quarter.
  Net interest margin for the three months ended March 31, 2012 increased to 4.09% compared to 3.99% during the same 2011 quarter.

March 31, 2012 compared to March 31, 2011

  Nonperforming loans decreased by $8.5 million or 35%, from $24.5 million at March 31, 2011 to $16.0 million at March 31, 2012.
  Nonperforming assets decreased by $9.6 million from $33.6 million at March 31, 2011 to $24.0 million at March 31, 2012.
  The ratio of nonperforming loans to total loans decreased from 8.05% to 5.45% and the ratio of nonperforming assets to total assets decreased from 7.15% to 5.22%.
  Non-interest bearing deposits increased by $13.9 million to $125 million which represent 31% of total deposits.
  Total shareholders' equity increased by $1.4 million to $40 million.
  Total leverage capital increased from 9.2% at March 31, 2011 to 10.1% at March 31, 2012.
  Total Risk-Based Capital Ratio strengthened to 15.2% from 14.4%.

Commenting on the recent quarter's performance, Andrew J. Ryback, President and Chief Executive Officer, stated, "The Board of Directors and I are pleased to report another profitable quarter, our ninth consecutive, with steady growth in our core earnings.

"We see encouraging indications of growing loan demand as we continue to support healthy small to mid-sized businesses in our region. We've had significant improvement in our asset quality and capital ratios. Our success is attributable to a very talented team of bankers who take a personal interest in their clients."

Ryback concluded, "We are off to a good start in 2012. We remain confident in the markets in which we operate, and we look forward to continuing to support our community, reward our shareholders, and provide a safe and friendly place to bank locally."

Asset Quality

Nonperforming loans at March 31, 2012 were $16.0 million, a decrease of $8.5 million, or 35% from the $24.5 million balance at March 31, 2011. Nonperforming loans as a percentage of total loans decreased to 5.45% at March 31, 2012, down from 8.05% at March 31, 2011. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings) at March 31, 2012 were $24.0 million, down from $33.6 million at March 31, 2011. Nonperforming assets as a percentage of total assets decreased to 5.22% at March 31, 2012 down from 7.15% at March 31, 2011.

During the quarter ended March 31, 2012 we recorded a provision for loan losses of $600 thousand down $1.1 million from the $1.7 million provision recorded during the quarter ended March 31, 2011. The $1.7 million provision recorded for the three months ended March 31, 2011 primarily related to a specific reserve required on one significant land development loan relationship.

Net charge-offs totaled $786 thousand during the three months ended March 31, 2012 and $265 thousand during the same period in 2011. While net charge-offs increased in the current quarter as compared to the same period in the prior year, we currently project that net charge-offs for 2012 will fall below 2011 levels. Net charge-offs as a percentage of average loans increased from 0.35% during the quarter ended March 31, 2011 to 1.07% during the current period. The allowance for loan losses totaled $6.7 million at March 31, 2012 and $8.8 million at March 31, 2011. The allowance for loan losses at March 31, 2012 consisted of $1.9 million in specific reserves related to impaired loans and $4.8 million in general reserves. This compares to $3.2 million in specific reserves related to impaired loans and $5.6 million in general reserves at March 31, 2011. As a percentage of unimpaired loans, general reserves were 1.78% at March 31, 2012 and 2.02% at March 31, 2011. This decrease in general reserves is consistent with positive asset quality trends experienced during the last twelve months. Overall, the allowance for loan losses as a percentage of total loans decreased from 2.88% at March 31, 2011 to 2.29% at March 31, 2012.

Deposits, Investments and Loans

Total deposits were $399 million as of March 31, 2012, a decrease of $16.3 million, or 4%, from the March 31, 2011 balance of $415 million. The decline in deposits was primarily related to maturities from a higher rate promotional time deposit product we began offering in June, 2009 and continued to offer until April 30, 2010. In total, time deposits declined by $30.6 million. Core deposit growth was strong with year-over-year increases in non-interest bearing deposits of $13.9 million and savings and money market deposits of $11.3 million.

Total investment securities decreased by $6.6 million from $64.4 million at March 31, 2011 to $57.8 million as of March 31, 2012. While investment securities decreased from March 31, 2011 levels, we anticipate adding to investment securities during the next six months. The investment portfolio at March 31, 2012 was invested entirely in U.S. Government sponsored agency securities. Cash and due from banks totaled $68.7 million at March 31, 2012 an increase of $8.9 million from March 31, 2011. Included in cash and due from banks at March 31, 2012 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $56.1 million.

Net loans decreased by $8.4 million, or 3%, from $295.9 million at March 31, 2011 to $287.5 million at March 31, 2012. This decline in net loans was mostly related to normal pay downs and prepayments, loan charge-offs and transfers to real estate acquired through foreclosure.

Shareholders' Equity

Total shareholders' equity increased by $1.4 million from $38.6 million at March 31, 2011 to $40.0 million at March 31, 2012. Book value per common share increased to $5.90 at March 31, 2012 from $5.63 at March 31, 2011. Plumas Bancorp's leveraged capital ratio was 10.1% at March 31, 2012, up from 9.2% at March 31, 2011. Plumas Bancorp's total risk-based capital ratio at March 31, 2012 was 15.2%, up from 14.4% at March 31, 2011.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $4.1 million for the three months ended March 31, 2012, a decrease of $72 thousand, or 2%, from $4.2 million for the same period in 2011. The decrease in net interest income can primarily be attributed to a decrease in interest income related to a decline in average balance and yield on loans and investment securities. Interest expense decreased by $248 thousand related to a decline in rates paid on deposit accounts and a decline in time deposit balances. Net interest margin for the three months ended March 31, 2012 increased 10 basis points, or 3%, to 4.09%, from 3.99% for the same period in 2011.

Non-Interest Income/Expense

During the three months ended March 31, 2012 non-interest income decreased by $576 thousand to $1.4 million from $2.0 million during the quarter ended March 31, 2011. The largest component of this decrease was $488 thousand in gains on the sale of government guaranteed loans. Beginning in the first quarter of 2011, related to a change in SBA requirements guaranteed portions of SBA loans were no longer required to be sold with a 90-day premium recourse requirement. This resulted in recording gains on sales of loans of $722 thousand during the 2011 quarter on $4.3 million in loans sold during the quarter ended March 30, 2011 and $4.3 million in loans sold during the fourth quarter of 2010. During the current quarter we sold $3.9 million in loans resulting in a gain on sale of $234 thousand. The remaining decrease in non-interest income was related to a decline in gains on sale of investment securities from $165 thousand during the three months ended March 31, 2011 to $51 thousand during the current quarter.

During the three months ended March 31, 2012, total non-interest expense increased by $361 thousand, or 9%, to $4.6 million, up from $4.2 million for the comparable period in 2011. This increase in non-interest expense was primarily the result of an increase of $587 thousand in the provision for changes in valuation of OREO from a credit of $400 thousand during the three months ended March 31, 2011 to a provision of $187 thousand during the current quarter. This was partially offset by decreases in non-interest expense the largest of which were $53 thousand in salaries and benefits, $47 thousand in occupancy and equipment, $114 thousand in FDIC insurance expense and $55 thousand in OREO expense.

OREO represents real property taken by the Bank either through foreclosure or through a deed in lieu thereof from the borrower. When other real estate is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property less costs to sell is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or write-downs resulting from permanent impairment are recorded in other income or expenses as incurred. The $187 thousand in OREO provision was related to a decline in the value of three properties based on appraisals received during first three months of 2012.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                                     As of March 31,
                                   -------------------
                                                        Dollar   Percentage
                                      2012      2011    Change     Change
                                   --------- --------- --------  ----------
  ASSETS
Cash and due from banks            $  68,661 $  59,720 $  8,941        15.0%
Investment securities                 57,777    64,355   (6,578)      -10.2%
Loans, net of allowance for loan
 losses                              287,512   295,902   (8,390)       -2.8%
Premises and equipment, net           13,296    14,183     (887)       -6.3%
Bank owned life insurance             10,900    10,555      345         3.3%
Real estate and vehicles acquired
 through foreclosure                   8,023     9,095   (1,072)      -11.8%
Accrued interest receivable and
 other assets                         14,049    15,893   (1,844)      -11.6%
                                   --------- --------- --------
  Total assets                     $ 460,218 $ 469,703 $ (9,485)       -2.0%
                                   ========= ========= ========

  LIABILITIES AND SHAREHOLDERS'
   EQUITY
Deposits                           $ 398,618 $ 414,925 $(16,307)       -3.9%
Repurchase agreements                  5,283         -    5,283       100.0%
Accrued interest payable and other
 liabilities                           6,042     5,897      145         2.5%
Junior subordinated deferrable
 interest debentures                  10,310    10,310        -           -
                                   --------- --------- --------
  Total liabilities                  420,253   431,132  (10,879)       -2.5%
Shareholders' equity                  39,965    38,571    1,394         3.6%
                                   --------- --------- --------
  Total liabilities and
   shareholders' equity            $ 460,218 $ 469,703 $ (9,485)       -2.0%
                                   ========= ========= ========

                               PLUMAS BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

  FOR THE THREE MONTHS ENDED                            Dollar   Percentage
   MARCH 31,                        2012       2011     Change     Change
                                 ---------  ---------  --------  ----------

Interest income                  $   4,446  $   4,766  $   (320)       -6.7%
Interest expense                       338        586      (248)      -42.3%
                                 ---------  ---------  --------
  Net interest income before
   provision for loan losses         4,108      4,180       (72)       -1.7%
Provision for loan losses              600      1,700    (1,100)      -64.7%
                                 ---------  ---------  --------
  Net interest income after
   provision for loan losses         3,508      2,480     1,028        41.5%
Non-interest income                  1,427      2,003      (576)      -28.8%
Non-interest expenses                4,585      4,224       361         8.5%
                                 ---------  ---------  --------
  Income before income taxes           350        259        91        35.1%
Provision for income taxes             126         36        90       250.0%
                                 ---------  ---------  --------
  Net income                     $     224  $     223  $      1         0.4%
  Dividends on preferred shares       (171)      (171)        -         0.0%
                                 ---------  ---------  --------
  Net income available to common
   shareholders                  $      53  $      52  $      1         1.9%
                                 =========  =========  ========

Basic income per share           $    0.01  $    0.01  $      -         0.0%
                                 =========  =========  ========
Diluted income per share         $    0.01  $    0.01  $      -         0.0%
                                 =========  =========  ========

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)

                                                             March 31,
                                                       --------------------
                                                          2012       2011
                                                       ---------  ---------
QUARTERLY AVERAGE BALANCES
Assets                                                 $ 458,016  $ 480,694
Earning assets                                         $ 404,247  $ 425,106
Loans                                                  $ 294,322  $ 309,402
Deposits                                               $ 393,893  $ 423,039
Common Equity                                          $  28,388  $  26,708
Total Equity                                           $  40,166  $  38,399

CREDIT QUALITY DATA
Allowance for loan losses                              $   6,722  $   8,759
Allowance for loan losses as a percentage of total
 loans                                                      2.29%      2.88%
Nonperforming loans                                    $  16,004  $  24,506
Nonperforming assets                                   $  24,027  $  33,601
Nonperforming loans as a percentage of total loans          5.45%      8.05%
Nonperforming assets as a percentage of total assets        5.22%      7.15%
Year-to-date net charge-offs                           $     786  $     265
Year-to-date net charge-offs as a percentage of
 average                                                    1.07%      0.35%
loans, annualized

SHARE AND PER SHARE DATA
Basic income per share                                 $    0.01  $    0.01
Diluted income per share                               $    0.01  $    0.01
Quarterly weighted average shares outstanding              4,776      4,776
Quarterly weighted average diluted shares outstanding      4,776      4,776
Book value per common share                            $    5.90  $    5.63
Total shares outstanding                                   4,776      4,776

KEY FINANCIAL RATIOS
Annualized earnings on average common equity                 0.8%       0.8%
Annualized return on average assets                         0.20%      0.19%
Net interest margin                                         4.09%      3.99%
Efficiency ratio                                            82.8%      68.3%
Loan to Deposit Ratio                                       73.7%      73.4%
Total Risk-Based Capital Ratio                              15.2%      14.4%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
Fax: 530.283.9665
investorrelations@plumasbank.com